NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION	INVESTORS CONTACT: Robert Sarver
May 4, 2017	Chairman and Chief Executive Officer
(602) 952-5445

MEDIA CONTACT: Robyn Young
SVP, Director of Marketing & Communications
(602) 346-7352

WESTERN ALLIANCE BANCORPORATION ANNOUNCES RETURN OF KENNETH A. VECCHIONE AS PRESIDENT

PHOENIX--Western Alliance Bancorporation (NYSE: WAL), one of the country’s top-performing banking companies, today announced that effective July 10, 2017, Kenneth Vecchione will return to the Company as President. Kenneth Vecchione will join Robert Sarver, Chairman and CEO, along with Dale Gibbons, CFO, and Jim Haught, COO in the executive suite at Western Alliance.

"This is an exciting time in the growth of our company," said Sarver. "Having worked with Ken as a member of our Board of Directors for the last 10 years, and as the Company’s President from 2010 to 2013, I am confident that Ken will be a key addition to our team. He is experienced and capable of eventually transitioning into the role of CEO."

"I am truly looking forward to rejoining the management team at Western Alliance," said Vecchione. "During the last 10 years, I have developed many relationships in the Company and have a great deal of respect for the management team. Robert and I have a good working relationship and I am excited about the future for Western Alliance."

"In discussions with our Board about succession planning, we all agreed bringing Ken back was the right move, and, that my eventual transition from CEO would be to the role of Executive Chairman where I would continue to generate new business opportunities and provide leadership and strategic direction," added Sarver.

Vecchione was the Company’s President and Chief Operating Officer from 2010 to 2013, when he left to become CEO at Encore Capital Group. Prior to 2010, Vecchione served as Chief Financial Officer of Apollo Global Management, LLC, one of the country’s largest private equity firms, and prior to Apollo he was Vice Chairman and Chief Financial Officer of MBNA Corporation. Vecchione has been a Director of Western Alliance since 2007.

About Western Alliance Bancorporation
With more than $18 billion in assets, Western Alliance Bancorporation (NYSE:WAL) is one of the country’s top-performing banking companies and is ranked #4 on the Forbes 2017 Best Banks in America list. Its primary subsidiary, Western Alliance Bank, is the go-to bank for business and succeeds with local teams of experienced bankers who deliver superior service and a full spectrum of deposit, lending, treasury management, international banking and online banking products and services. Western Alliance Bank operates full-service banking divisions: Alliance Bank of Arizona, Bank of Nevada, Bridge Bank, First Independent Bank and Torrey Pines Bank. The bank also serves business customers through a robust national platform of specialized financial services including Corporate Finance, Equity Fund Resources, Hotel Franchise Finance, Life Sciences Group, Mortgage Warehouse Lending, Public and Nonprofit Finance, Renewable Resource Group, Resort Finance, Technology Finance and Alliance Association Bank. For more information, visit westernalliancebancorporation.com.

###